Exhibit 99.1

FOR IMMEDIATE RELEASE

Media: Julie Ketay, 312.558.8727

Analysts: Aaron Hoffman, 312.558.8739

SARA LEE SALES AND EARNINGS INCREASED IN FOURTH QUARTER AND FISCAL 2004

Fourth quarter sales up 11%; fiscal 2004 sales up 7%; sales grew in all five lines of business

Diluted earnings per share were $.44 for the fourth quarter; $1.59 for fiscal 2004

Record cash flow of more than $2 billion for fiscal 2004

CHICAGO (August 5, 2004) – Sara Lee Corporation today announced that net sales for the fourth quarter of fiscal 2004, ending July 3, 2004, were $5.1 billion, up 11% compared to $4.6 billion in the prior year’s fourth quarter. Diluted earnings per share (EPS) were $.44 for the fourth quarter, an increase of 19% compared to $.37 for last year’s fourth quarter. For fiscal 2004, sales were $19.6 billion, up 7% over fiscal 2003. Diluted EPS for the full year were $1.59, compared to $1.50 in fiscal 2003, an increase of 6%.

During the fourth quarter and full fiscal 2004, sales grew in all lines of business helped by favorable foreign currency exchange rates and a 53rd week in the fourth quarter of fiscal 2004. Strategic Investment brand sales grew 19% and Support and Grow brands rose 7% for the year. Both segments produced results that exceeded the long-term goals of 10% and 3% sales growth, respectively.

The brand segmentation strategy is being used to help focus the total media advertising and promotion (MAP) spending on the brands with the highest growth potential. MAP spending for the Strategic Investment brands was up for the fourth quarter, despite overall MAP spending being down 11%. For the full fiscal year, MAP spending was down 3% compared to fiscal 2003.

Corporate unit volumes increased 6% during the fourth quarter, and were up 1% for the year.

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Cash flow from operations for the fourth quarter was more than $650 million, resulting in a record fiscal year level of more than $2 billion for the company, compared to $1.8 billion in fiscal 2003.

“Our overall earnings performance for fiscal 2004 met expectations despite a difficult operating environment, particularly in the first half of the year. As the year progressed, we saw improved retail and general economic conditions as well as the benefits of restructuring activities in our Meats and Bakery businesses. These positive factors, though, were mitigated by rapidly rising commodity costs,” said C. Steven McMillan, chairman and chief executive officer of Sara Lee Corporation.

“As we managed through these challenges to achieve our operating plan, we also were able to increase our cash flow in fiscal 2004 to a record – more than $2 billion – and return some of that additional cash to our shareholders by increasing our annual dividend more than 20 percent.

“We are especially pleased with the progress of the brand segmentation strategy, and the strong growth we are seeing in our brands targeted for strategic investment. Since the initiation of the segmentation strategy, we launched Sara Lee Delightful breads and the Senseo single-serve home gourmet coffee system in the United States, introduced a new brand positioning and comprehensive marketing campaign for the Ball Park brand and aggressively invested in our best new product ideas.

“In fiscal year 2005, we will benefit from a better economic environment than we faced at this time last year. We also will build on our brand segmentation strategy through further investment in our Strategic Investment and Support and Grow brands, the introduction of additional innovative new products and attention to strong ongoing cash generation. At the same time, Sara Lee will continue to aggressively evaluate our brand portfolio – undertaking efforts such as a review of strategic options for our European apparel business that we recently initiated – to ensure we concentrate on the best investment opportunities for driving long-term growth,” added McMillan.

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Performance Review

A performance review for each line of business follows. All dollar amounts are in millions. Unit volumes exclude acquisitions and divestitures. A fiscal 2004 end-of-year update on the results of the brand segmentation strategy is attached at the end of this press release.

MEATS

Sara Lee Meats is a leader in the branded packaged meats business in the United States, Europe and Mexico.

Fourth Quarter Highlights

•	Net sales increased significantly driven by higher net selling prices, a favorable product mix, the 53rd week and a strong euro

•	Raw material costs continued to rise and reached the highest levels of the year

•	Operating segment income rose due to a favorable product mix, cost savings and the 53rd week

	Fourth Quarter		Change		Fiscal Year		Change
In millions	2004	2003	$	%	2004	2003	$	%
Net sales	$1,117	$976	$141	14.4	$4,171	$3,746	$425	11.3

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(11)	$11		$—	$(117)	$117
Dispositions	—	—	—		—	4	(4)
Activity in the 53rd week	83	—	83		83	—	83

Operating segment income	$102	$100	$2	2.6	$415	$375	$40	10.7

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$(14)	$14
Exit activities and business dispositions	—	(1)	1		3	6	(3)
Activity in the 53rd week	7	—	7		7	—	7

Unit volume change vs. 2003

	Fourth Quarter 2004	Fiscal Year 2004
Global unit volume	4%	1%
U.S.	4%	1%
Retail	3%	1%
Deli	12%	9%
Foodservice	2%	(1)%
Europe	8%	1%
Mexico	(2)%	(4)%

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Overview

•	Net sales for the fourth quarter rose 14%, driven by higher net average selling prices in connection with increased raw material costs as well as by sales of new products, a favorable product mix, the impact of the strong euro and the 53rd week. For fiscal 2004, sales were up 11%.

•	Operating segment income for the quarter was up 3%, driven by the 53rd week, a positive product mix and cost savings, partially offset by the impact of higher raw material, distribution and administrative costs. Operating segment income for the fiscal year was up 11%.

•	MAP expense increased 3% in the quarter, driven by a 17% increase in media advertising spending – particularly on the four Strategic Investment brands Sara Lee, Ball Park, Hillshire Farm and Jimmy Dean – and partially offset by an 18% decrease in promotion and other advertising expense. For the year, MAP was down 8%.

Retail

•	U.S. retail unit volumes were up 3% compared with last year’s fourth quarter levels, driven by the 53rd week and strong performance in the breakfast sandwich and lunchmeat categories. Jimmy Dean breakfast sandwiches, Hillshire Farm Deli Select Ultra Thin sliced luncheon meats and Ball Park hot dogs – including the recently launched GrillMaster franks – were the key volume drivers in the U.S. retail business, more than offsetting volume softness in the traditional smoked sausage category. In deli, unit volumes were up 12% on strength in Sara Lee branded deli meats and cheeses, resulting from additional distribution as well as the success of the new bold flavored chicken varieties. U.S. retail and deli sales were up significantly more than unit volumes, driven by higher net average selling prices and a favorable product mix. Profits were also up, due to strong deli results and cost savings.

•	The European meats business showed 8% higher unit volumes and a 14% increase in net sales in the quarter, with both gains being driven by the 53rd week. In addition, the strong euro provided a benefit to fourth quarter net sales. Profits were up due to the higher sales, strength of the euro and the 53rd week. In Mexico, volumes decreased but sales increased, due to higher selling prices to cover increased commodity costs. Profits in the quarter were down on higher commodity costs and higher operating expenses.

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Foodservice

•	Net sales in the quarter were up principally due to a favorable product mix and higher prices to cover increased raw material costs. Profits were down in the quarter due to higher raw material and distribution costs. Foodservice unit volumes in the United States increased 2% in the quarter.

BAKERY

Sara Lee Bakery is a leader in the U.S. fresh baked goods market, and holds important positions in the U.S. and European refrigerated dough and European fresh bread markets. Sara Lee Bakery also enjoys leading positions in frozen baked goods in both the United States and Australia.

Fourth Quarter Highlights

•	Net sales increased as strong new product sales, favorable currency exchange rates and the effect of the 53rd week more than offset lower volumes for regional and private label breads in the United States

•	Sara Lee brand sales grew significantly, driven by the continuing success of Sara Lee fresh bakery breads; new Sara Lee Delightful breads performed very well

•	Operating segment income continued to improve as a result of ongoing cost reductions, improved foodservice results, growth in Europe and the 53rd week

	Fourth Quarter		Change		Fiscal Year		Change
In millions	2004	2003	$	%	2004	2003	$	%
Net sales	$898	$825	$73	8.8	$3,415	$3,276	$139	4.2

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(10)	$10		$—	$(88)	$88
Activity in the 53rd week	69	—	69		69	—	69

Operating segment income	$35	$21	$14	65.5	$156	$98	$58	59.2

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$(8)	$8
Exit activities and business dispositions	(10)	(9)	(1)		(14)	(27)	13
Accelerated depreciation	—	—	—		(5)	—	(5)
Activity in the 53rd week	7	—	7		7	—	7

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Unit volume change vs. 2003

	Fourth Quarter 2004	Fiscal Year 2004
Global unit volume	5%	(1)%
Worldwide fresh baked goods	4%	(2)%
Worldwide refrigerated dough	9%	0%
Worldwide frozen baked goods	6%	4%

Overview

•	Net sales for the quarter increased 9% as strong sales for Sara Lee fresh breads in the United States, increased sales for Bimbo crustless bread in Spain, higher refrigerated dough sales in Europe, favorable currency trends and the 53rd week more than offset volume softness in the U.S. regional fresh bread business and the company’s planned exit of some unprofitable private label and restaurant and institutional business. For fiscal 2004, net sales grew 4%.

•	Operating segment income grew substantially compared with the year-ago quarter, primarily driven by strong growth for Sara Lee branded products, additional cost savings resulting from restructuring actions and the impact of the 53rd week. Improved results at bakery foodservice in the United States, increased sales for fresh breads in Spain and favorable foreign currency exchange rates also contributed to the profit increase. In fiscal 2004, operating segment income grew 59%.

•	Sara Lee brand bakery sales grew more than 50% for the quarter compared to the year-ago period, to approximately $125 million, driven by the success of the line of Sara Lee fresh bakery breads, buns and rolls that has been introduced during the past 20 months.

•	MAP spending decreased 4% for the quarter, but was up 14% in fiscal 2004 as a result of increased media advertising and promotion spending on the Sara Lee brand.

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Fresh Baked Goods

•	Sales for the line of Sara Lee fresh bakery breads, consisting of 13 varieties at the end of fiscal 2004, continued to grow at a very healthy rate. The most recently launched Sara Lee bread varieties, health-oriented fresh breads such as Delightful Wheat, Delightful White and Heart Healthy Multi-Grain bread, continued their advance during the fourth quarter. Building on this success, new bagel varieties were launched at the beginning of fiscal 2005.

•	Sales for regional and private label breads declined, especially white breads, as a result of planned business exits and category weakness.

•	European baking continued to show sales and profit growth in the quarter, primarily driven by strong pricing and a positive product mix. Favorable foreign currency effects added to the growth as well.

Refrigerated Dough

•	Fourth quarter results for the U.S. refrigerated dough business benefited from favorable price/mix and incremental cost savings, which more than offset weak category trends.

•	The French refrigerated dough business increased sales and profits in the fourth quarter largely from increased export sales to Germany and Italy, and favorable foreign currency effects.

Frozen Baked Goods

•	New dessert products, such as Sara Lee Signature Selections Creme Pies and Sara Lee Cobbler Anytime, helped increase unit volumes of U.S. frozen retail baked goods during the quarter. Unit volume growth was also driven by strong in-store bakery pie sales.

•	In the United States, foodservice bakery unit volumes, sales and profits were up in the fourth quarter compared to a weak fourth quarter last year.

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BEVERAGE

Beverage is one of the largest producers of roast and ground coffee in the world, competing in both the retail and foodservice categories. Its primary markets are Europe, the United States and Brazil.

Fourth Quarter Highlights

•	Net sales were up significantly, from a combination of positive product mix, higher volumes, price increases, favorable currency effects and the impact of the 53rd week

•	Unit volumes were up, primarily due to increases in Brazil and the 53rd week

•	Senseo sales more than doubled, with growth in all markets

•	Operating segment income growth was primarily driven by profit improvements in Europe, favorable currency effects and the impact of the 53rd week

	Fourth Quarter		Change		Fiscal Year		Change
In millions	2004	2003	$	%	2004	2003	$	%
Net sales	$843	$700	$143	20.5	$3,157	$2,756	$401	14.6

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(31)	$31		$—	$(242)	$242
Activity in the 53rd week	61	—	61		61	—	61

Operating segment income	$131	$103	$28	26.3	$492	$429	$63	14.7

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(4)	$4		$—	$(49)	$49
Exit activities and business dispositions	2	(1)	3		2	(1)	3
Activity in the 53rd week	10	—	10		10	—	10

Unit volume change vs. 2003

	Fourth Quarter 2004	Fiscal Year 2004
Global unit volume	10%	3%
Retail	13%	4%
Europe	7%	1%
U.S.	2%	7%
Brazil	30%	9%
Foodservice	2%	(1)%
Europe	7%	0%
U.S.	0%	(2)%

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Overview

•	Net sales growth of 21% in the quarter resulted from a positive product mix driven by the success of Senseo, price increases taken to cover higher commodity costs, higher volumes in Brazil, favorable foreign currency exchange rates and the impact of the 53rd week.

•	Global unit volumes were up 10% in the quarter, driven by a significant volume gain in Brazil, increased sales for Cafitesse coffee concentrate and the effect of the 53rd week. In Europe, unit volumes were up 7% in both the retail channel and the foodservice business. Volumes for the foodservice coffee business in the United States were flat for the quarter. For the fiscal year, global unit volumes increased 3%.

•	Operating segment income grew 26% in the fourth quarter, on the strength of higher profits at the European retail business as a result of Senseo, increased profitability at the foodservice businesses in Europe and the United States, improved results in Brazil, the strengthening of the euro and the effect of the 53rd week.

•	MAP spending for the Beverage business was 13% higher in the quarter as a result of a 32% increase in promotion and other advertising spending, which was partially offset by a 13% decrease in media advertising. For the year, MAP spending declined 2%.

Retail

•	For the quarter, European retail coffee sales growth was primarily driven by the favorable product mix as a result of Senseo’s strong performance, higher pricing to cover increased commodity costs and the favorable impact of the strong euro and the 53rd week. Unit volumes in Europe were up 7% as a result of increases in the Netherlands, France and Belgium and the impact of the 53rd week.

•	Senseo continued its strong advance in the fourth quarter. Sales for Senseo more than doubled, compared to the year-ago period, and reached a level of $234 million for fiscal 2004, compared to $110 million in fiscal 2003 and $20 million in fiscal 2002. In the fourth quarter, Senseo was launched in the United States and the United Kingdom. The initial focus in these two new countries is on selling the Senseo coffee machine to consumers, supported by thousands of in-store demonstrations at retailers.

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•	Senseo City Sensations, flavored coffee pods under the names Milano, Vienna and Rio de Janeiro, is performing well in the Netherlands, Belgium and France. A new variant, Sydney, was launched in the Netherlands in the fourth quarter.

•	Sales and unit volumes in U.S. retail coffee were under pressure in the fourth quarter from strong price competition in the category. However, Hills Bros French Vanilla Low Carb instant cappuccino was successfully launched during the quarter. For the quarter, unit volumes were up 2%. Lower operating profit in the quarter was due to higher commodity costs, pricing pressure and expenditures made for the U.S. Senseo launch.

•	The coffee business in Brazil continued to improve in the fourth quarter with volumes up 30%, compared to soft volumes in the year-ago period. Sales in Brazil grew 41% in the quarter and 48% for the fiscal year, driven by higher unit volumes and price increases taken throughout the year. Fourth quarter and annual operating profits also responded favorably to the pricing strategy.

Foodservice

•	Total foodservice coffee sales in the United States were up 10% in the quarter, and rose 3% in fiscal 2004, resulting from a price increase taken in the fourth quarter and the effect of the 53rd week. Unit volumes in the foodservice coffee market in the United States were flat during the quarter, but down 2% for the fiscal year as lower same-customer sales and heavy competition in the roast and ground coffee segment was partially offset by growth in coffee concentrates.

•	Sales in the European foodservice market were up 16% for the quarter and rose 17% in fiscal 2004, primarily due to higher pricing, the strengthening of the euro and the 53rd week. Foodservice unit volumes increased 7% during the quarter due to the 53rd week, but were flat for the year, with growth in coffee concentrates offsetting softness in roast and ground foodservice coffee.

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HOUSEHOLD PRODUCTS

Household Products is Sara Lee’s most global business, with important positions in four core product categories: body care, air care, shoe care and insecticides. This line of business also includes Direct Selling, which reaches consumers through an independent sales force in countries around the world.

Fourth Quarter Highlights

•	Net sales increased, driven by favorable currency exchange rates and the effect of the 53rd week, and partially offset by weakness in air care and shoe care

•	Operating segment income was up, benefiting from currency, the 53rd week and profit increases at Direct Selling

•	Total core category unit volume decreased due to softness in air care and shoe care

	Fourth Quarter		Change		Fiscal Year		Change
In millions	2004	2003	$	%	2004	2003	$	%
Net sales	$638	$596	$42	7.2	$2,381	$2,118	$263	12.4

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(35)	$35		$—	$(207)	$207
Disposition	—	5	(5)		—	7	(7)
Activity in the 53rd week	55	—	55		55	—	55

Operating segment income	$135	$123	$12	9.8	$414	$369	$45	12.0

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(9)	$9		$—	$(35)	$35
Exit activities and business dispositions	2	—	2		—	—	—
Activity in the 53rd week	10	—	10		10	—	10

Unit volume change vs. 2003

	Fourth Quarter 2004	Fiscal Year 2004
Household & Body Care core category unit volumes	(1)%	1%
Body Care	1%	3%
Air Care	(4)%	(4)%
Shoe Care	(3)%	(7)%
Insecticides	4%	14%

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Overview

•	Net sales grew 7% in the quarter, resulting from favorable foreign currency rates and the effect of the 53rd week. For the year, net sales were up 12%, driven by gains in insecticides, body care and Direct Selling, favorable foreign currency exchange rates and the 53rd week, partially offset by weakness in air care and shoe care.

•	Household and Body Care unit volume decreased 1% during the fourth quarter, as volume gains in the body care and insecticides categories could not fully offset volume weakness in the air care and shoe care categories. For fiscal 2004, core category unit volume was up 1%.

•	Operating segment income increased 10% in the quarter as a result of favorable foreign currency exchange rates, significantly higher profits at the Direct Selling business and the 53rd week.

•	MAP spending for Household Products was flat in the quarter, as a 12% increase in promotion and other advertising was offset by a 12% decrease in media advertising. MAP spending for fiscal 2004 was up 3%.

Household and Body Care

•	In body care, favorable foreign currency exchange rates and the 53rd week were the main drivers behind sales growth in the quarter. On an individual brand basis, sales growth was reported for the Sanex brand, particularly in the U.K., and for some of the local body care brands, such as Duschdas (Germany) and Brylcreem (Asia). During the quarter, Sanex Firming Body Gel lotion was launched in France and a range of roll-on deodorants, Sanex Dermo Flora, was launched in France, Belgium and Hungary. Sanex for Men, which is a range of grooming products especially developed for men’s skin, was extended to the Danish market.

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•	Unit volumes for air fresheners decreased in the quarter in many European markets due to the maturity of some of the product categories and strong promotional activity by the competition. A host of new Ambi Pur product launches is expected to improve the soft sales trends. In the fourth quarter, new fragrances for Ambi Pur Innocence Instant Spray were launched throughout Europe and Ambi Pur Hygi Flush, a toilet rim-block with constant fragrance and anti-bacterial effects, was launched in countries around the world. Ambi Pur Welcome, an automatic air freshener that diffuses a dry fragrance mist when the bathroom door is opened or closed, was launched in the Netherlands and Belgium.

•	Shoe care unit volumes and sales decreased in the quarter, primarily as a result of some lost distribution in France and lower unit volumes in the United States – the latter due to declines in the shoe care category and aggressive inventory management by the trade. Sales improved in Africa (Kenya) and Asia (Thailand and China). Also, Kiwi Express Wipes, single-use shoe shine wipes, were launched in the United Kingdom.

•	Unit volumes and net sales for insecticides grew in the fourth quarter, primarily as a result of a 39% net sales gain in India. New products under the GoodKnight brand, along with effective media advertising and promotions drove sales in India. Insecticide sales in Europe declined compared to last year’s strong fourth quarter as a result of less favorable weather conditions.

Direct Selling

•	During the fourth quarter, Direct Selling net sales and operating profits increased, primarily due to strong growth in Mexico, Argentina, the Philippines and Japan, as well as the positive effect of the 53rd week. The performance of House of Fuller in Mexico was particularly noteworthy as new products and successful sales incentive programs drove record order numbers and larger average order sizes.

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BRANDED APPAREL

Sara Lee’s Branded Apparel line of business includes intimate apparel, knit products and legwear marketed under some of the most powerful brand names in the apparel industry. Sara Lee holds leading share positions in these categories in both North America and Europe.

Fourth Quarter Highlights

•	Net sales increased, benefiting from higher unit volumes, the 53rd week and favorable currency effects, partially offset by weakness in Europe

•	Unit volumes increased due to organic growth in knit products and legwear and the positive effect of the 53rd week

•	Operating segment income decreased as a result of charges for exit activities

	Fourth Quarter		Change		Fiscal Year		Change
In millions	2004	2003	$	%	2004	2003	$	%
Net sales	$1,644	$1,535	$109	7.1	$6,449	$6,399	$50	0.8

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(30)	$30		$—	$(227)	$227
Acquisitions/dispositions	16	18	(2)		16	42	(26)
Activity in the 53rd week	105	—	105		105	—	105

Operating segment income	$148	$156	$(8)	(4.5)	$549	$763	$(214)	(27.9)

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—		$—	$(13)	$13
Exit activities and business dispositions	(31)	2	(33)		(35)	26	(61)
Acquisitions/dispositions	2	2	—		2	2	—
Activity in the 53rd week	20	—	20		20	—	20

Unit volume change vs. 2003

	Fourth Quarter 2004	Fiscal Year 2004
Global unit volume	8%	0%
Intimate Apparel – Global	(3)%	(4)%
U.S.	4%	(5)%
Europe	(9)%	(3)%
Knit Products – Global	12%	3%
Americas	11%	4%
Europe	34%	(1)%
Legwear – Global	11%	0%
Sheer Hosiery – Global	8%	(5)%
Socks – Global	13%	6%

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Overview

•	Net sales in the quarter were up 7% as higher global unit volumes, favorable foreign currency exchange rates and the 53rd week more than offset the effects of unfavorable pricing and weak results in Europe. For fiscal 2004, net sales increased 1%.

•	Global unit volumes increased 8% in the quarter, driven by strong performance in underwear, activewear and legwear, and the volume effect of the 53rd week. These increases were partially offset by volume weakness in intimate apparel, particularly in Europe. Unit volumes were flat in fiscal 2004.

•	Operating segment income declined 4% in the quarter due to charges for exit activities, which were partially offset by the effect of the 53rd week. For the year, operating segment income was down 28%, primarily due to higher cotton costs, increased pension costs, pricing pressure and restructuring charges.

•	MAP spending decreased 40% in the quarter, as compared to very strong spending in the fourth quarter last year. For the year, MAP spending decreased 8%.

Intimate Apparel

•	Worldwide intimate apparel sales in the quarter increased, due to the 53rd week, which was partially offset by lower unit volumes in Europe.

•	In the United States, intimate apparel unit volumes rose 4% in the quarter as a result of the 53rd week and higher volumes through the department store channel. The latter was driven by successful programs for barely there panties, Playtex Thank Goodness It Fits half-size bras and Playtex Secrets bras and panties. In the mass channel, intimates sales remained soft.

•	In Europe, unit volumes for intimates decreased 9% in the quarter, as strong volume for Dim Body Touch in France was more than offset by volume softness in our branded business in Spain and our private label intimates business in the United Kingdom.

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Knit Products

•	Knit Products’ sales increased during the quarter due to strong unit volume growth, helped by the 53rd week, across the entire business segment: underwear, casualwear, printables and Champion.

•	U.S. underwear unit volumes were up 8% as a result of excellent sales at key mass retailers. Women’s underwear was particularly strong in the fourth quarter driven by the continued success of Hanes Her Way Body Creations, Hanes Authentic and Hanes Her Way Pure Bliss. In men’s underwear, Hanes ComfortSoft underwear, with the comfortable tagless waistband, performed well during the quarter.

•	Internationally, underwear unit volumes were up 33% in the quarter, due to the ongoing success of Dim Men in France and significantly higher unit volumes for private label women’s underwear in the United Kingdom.

•	Unit volumes for worldwide activewear were up 18% in the quarter, due to strong volumes in printables, casualwear and Champion in the United States. The first shipments in June of C9 by Champion, an exclusive athleticwear program developed for Target Stores that was launched in July, drove the growth for Champion in the fourth quarter.

Legwear

•	Worldwide net legwear sales increased in the quarter, due to the 53rd week and growth in both sheer hosiery and socks in the United States.

•	Worldwide unit volumes for legwear increased 11% in the quarter, combining a 13% unit volume increase for socks with an 8% increase for sheer hosiery. Unit volume growth for socks was the result of strong retail sales growth in the mass, club and dollar stores channels in the United States. Sheer hosiery volume growth resulted from incremental sales for L’eggs hosiery through the drugstore channel in the United States.

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Net Interest Expense, General Corporate Expenses, Tax Rate and Share Repurchase

Net interest expense was $47 million for the fourth quarter, compared to $51 million in last year’s fourth quarter. For the year, interest expense was $181 million, compared to $198 million in fiscal 2003. The decline in interest expense for both periods was due, primarily, to lower interest rates as well as lower debt balances.

General corporate expenses were $49 million in the fourth quarter of fiscal 2004, compared to $64 million in the comparable period of the prior year. In fiscal 2004, general corporate expenses were $314 million, compared to $248 million in fiscal 2003. The greater part of the increase resulted from the centralization of certain finance and marketing functions, higher pension and employee benefit costs and costs associated with stock compensation for certain former Earthgrains employees.

The effective tax rate was 16.6% for the fourth quarter of fiscal 2004, compared to 17.2% in the prior year’s quarter. The fiscal 2004 effective tax rate was 17.5%, compared to 17.7% in fiscal 2003.

During the fourth quarter of fiscal 2004, the company did not repurchase any shares of its common stock. In fiscal 2004, the company repurchased 18 million shares at an average price of $19.42 per share. Approximately 35 million shares remain authorized by the board of directors for repurchase.

Receipt of Contingent Sale Proceeds

The corporation sold its European cut tobacco business in fiscal 1999. Under the terms of that agreement, the corporation can receive an annual cash payment of 95 million euros if tobacco continues to be a legal product in the Netherlands, Germany and Belgium through 2010. The legal status of tobacco in each country accounts for a portion of the total contingency with the Netherlands accounting for 67%, Germany 22% and Belgium 11%. If tobacco ceases to be a legal product within any of these countries, the corporation forfeits the receipt of all future amounts related to that country.

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In January 2004, the contingencies associated with the first payment passed and the corporation received a cash payment of 95 million euros. This was equivalent to $119 million based upon exchange rates on the date of receipt, and this amount was recognized in the corporation’s earnings in the third quarter of fiscal 2004. This transaction increased diluted EPS for fiscal 2004 by $.15 per share.

The contingencies associated with the second tobacco payment passed in July 2004 and the corporation received a cash payment of 95 million euros. This was equivalent to $117 million based upon exchange rates on the date of receipt, and this amount will be recognized in the corporation’s earnings in the first quarter of fiscal 2005.

Exit and Business Disposition Activities

The reported results for fiscal 2004 and 2003 reflect amounts recognized for exit and disposal actions, including the impact of certain activities that were completed for amounts more favorable than previously estimated. The actions recognized in fiscal 2004 reduced diluted earnings per share by $.05 for the full year and $.03 in the fourth quarter. The actions recognized in fiscal 2003 reduced diluted earnings per share by $.01 in the fourth quarter and had no net impact on the full year results.

The pretax impact of exit and disposal activities recognized in fiscal 2004 was $54 million, consisting of $63 million of net costs related to exit activities and $9 million of net gains associated with the disposal of certain investments. The amounts recognized for exit activities consist of $70 million of severance associated with the planned termination of 6,222 individuals; $6 million of anticipated losses on assets held for sale; $6 million of accelerated depreciation and amortization related to the reduction of the useful life of assets, which are to be exited at a future date, and $19 million of income related to the disposal of assets and the settlement of lease and employee termination obligations for amounts less than originally anticipated. The $9 million of gains from disposal activities primarily consists of a $13 million gain from the sale of an equity method ownership position in Johnsonville Foods offset, in part, by a loss on the disposal of the assets of an Italian hosiery operation. The exit activities in fiscal 2004 reduced net income by $40 million, while the disposal activities increased net income by $4 million. During the fourth quarter of fiscal 2004, exit activities reduced pretax income and net income by $37 million and $24 million, respectively.

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Fourth Quarter and Fiscal 2004 – Page 19

During fiscal 2003, the corporation recognized $39 million of pretax costs associated with exit and disposal activities and $37 million of pretax income resulting from the completion of exit activities and business dispositions for amounts that were more favorable than originally anticipated. The $39 million charge consists of $15 million related to the termination of a number of employees; $13 million related to actions to dispose of certain manufacturing and distribution assets; $6 million for the abandonment of certain trademarks and $5 million for the cost of exiting certain lease obligations. The net exit and disposal activities recognized in fiscal 2003 had no material impact on net income or diluted earnings per share.

Outlook

Sara Lee’s management currently expects diluted EPS for the first quarter of fiscal 2005 to fall within a range of $.39 to $.44, compared to $.29 in the year-ago period. In July 2004, a portion of the contingencies associated with the sale of a European cut tobacco business in fiscal 1999 was resolved and the corporation received a second cash payment of $117 million, contributing approximately $.15 per share to first quarter and full year 2005 earnings.

Full year fiscal 2005 diluted EPS are expected to be in a range of $1.61 to $1.71, compared to $1.59 in fiscal 2004.

Management expects the challenging market conditions that affected operations in the fourth quarter of fiscal 2004, most notably higher raw material costs, to continue into the first quarter of fiscal 2005. Commodity costs are expected to increase by more than $250 million and to have a net negative effect of more than $100 million or $.10 per share. In addition, increased marketing support will add a cost of more than $80 million, or at least $.08 per share, and the loss of the additional 53rd week is projected to negatively affect results by $.05 per share. And, an increased tax rate, from 17.5% to 20%, is estimated to reduce EPS by approximately $.04.

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Fourth Quarter and Fiscal 2004 – Page 20

However, for fiscal 2005, three of the company’s five lines of business are expected to show gains in operating segment income, driven by higher sales from new product activity, select price increases to cover higher raw material costs, ongoing cost reductions and financial discipline, better execution, and a slightly improving global economic and retail environment. Branded Apparel operating segment income is expected to be flat as a result of higher cotton costs and increased marketing investment while Beverage operating segment income is expected to decline as the company invests to support the roll-outs of Senseo in the United States, the United Kingdom and Denmark.

Webcast

Sara Lee Corporation’s review of fourth quarter results for fiscal 2004 will be broadcast live via the Internet today at 9 a.m. CDT. During the webcast, the company will discuss fourth quarter results and provide an outlook for fiscal year 2005.

The live webcast can be accessed at www.saralee.com, and is anticipated to conclude by 10 a.m. CDT. For people who are unable to listen to the webcast live, the earnings review will be available two hours following the completion of the webcast in the Investors section of the Sara Lee corporate website until Thursday, August 19, 2004.

Forward-looking Statements

This news release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Outlook.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making “forward-looking statements” preceded by terms such as “expects,” “projects” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements

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are the following: (i) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the euro given Sara Lee’s significant concentration of business in Western Europe; (ii) significant competitive activity, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iii) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, the corporation’s largest customer, including changes in the level of inventory these customers decide is necessary to service their consumers; (iv) the impact of volatility in the equity markets and interest rates on the funded status and annual expense of the corporation’s defined benefit pension plans and the impact of such changes on consumer spending; (v) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers; (vi) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows; (vii) Sara Lee’s ability to realize the estimated savings and productivity improvements associated with prior restructuring and cost reduction initiatives; (viii) fluctuations in the cost and availability of various raw materials; (ix) Sara Lee’s ability to increase prices in response to cost increases and the impact of such price increases on profitability; (x) the impact of various food safety issues on the consumption of meat products in the United States and parts of Europe and the profitability of the corporation’s meat business; (xi) credit and other business risks associated with customers operating in a highly competitive retail environment; (xii) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; and (xiii) inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which the corporation transacts business. In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the corporation competes. We have provided additional information in our Form 10-K for fiscal 2003, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Fourth Quarter and Fiscal 2004 – Page 22

Company Description

Sara Lee Corporation (www.saralee.com) is one of the world’s leading branded consumer packaged goods companies, selling its products in nearly 200 countries. The company has three global businesses – Food and Beverage, Branded Apparel, and Household Products – through which it manufactures and markets products of exceptional quality and value under leading, well-known brand names such as Sara Lee, Earth Grains, Jimmy Dean, Douwe Egberts, Chock full o’ Nuts, Hanes, Playtex, Bali, Dim, Kiwi, Ambi Pur and Sanex.

#         #         #

Brand Segmentation Strategy Update

Fiscal Year 2004

Sales by Segment

($ in millions)

	FY04*	FY03	% Change	Effect of Currency Rate Changes**
Strategic Investment	$3,415	$2,878	19%	$126
Support and Grow	5,144	4,809	7	267
Sustain	4,069	3,943	3	191
Manage for Cash	3,493	3,497	—	198

Total Retail	16,121	15,127	7	782
Foodservice/Other	2,998	2,761	9	84
Direct Selling	447	403	11	15

Total	$19,566	$18,291	7%	$881

Strategic Investment Brands

($ in millions)

	FY04* Sales	FY03 Sales	% Change	Effect of Currency Rate Changes**
Sara Lee	$671	$498	35%	$10
Ball Park	264	229	15	—
Hillshire Farm	552	481	15	—
Jimmy Dean	350	314	12	—
Senseo	234	110	114	15
Ambi Pur	419	394	6	49
Champion	330	301	10	2
Dim	414	361	15	50
Just My Size	181	190	(5)	—

Total	$3,415	$2,878	19%	$126

Retail Sales and MAP Spending – Percent to Total Retail

	Sales FY04*	MAP FY04*	Sales FY03	MAP FY03
Strategic Investment	21%	32%	19%	31%
Support and Grow	32	37	32	38
Sustain	25	22	26	20
Manage for Cash	22	9	23	11

Total Retail	100%	100%	100%	100%

*	Fiscal 2004 is a 53-week year.
**	In order to calculate FY03 sales on a constant currency basis with FY04 sales, the FY03 sales amounts should be increased by the effect of currency rate changes.

Background

Sara Lee Corporation developed the brand segmentation strategy to help drive growth over an extended period of time. By focusing its investment and management attention on those brands having the most compelling opportunities, the company plans to meet its growth targets while also increasing the share of the business represented by major power brands capable of further growth in the years to come.

As part of the brand segmentation strategy, all of the company’s retail brands were placed into one of four classifications – Strategic Investment, Support and Grow, Sustain and Manage for Cash.

The “Strategic Investment” brands are projected to grow by double-digit rates during the next few years, with each brand achieving revenues of $500 million or more by fiscal 2007. The brands in this segment include Sara Lee, Ball Park, Hillshire Farm, Jimmy Dean, Senseo, Ambi Pur, Champion, Dim and Just My Size. What makes these brands “Strategic Investment” brands is that they each have distinctive and strong consumer equity, are able to move into new geographies and/or new product segments, have demonstrated the ability to grow profits and have an articulated vision and blueprint for achieving double-digit growth going forward. These brands will receive a disproportionate level of marketing spending, research and development (R&D) and capital investment, and management attention.

The “Support and Grow” brands are noted for their strong brand equity, consistent annual profit growth and No. 1 or No. 2 share positions in their product categories. To qualify as a “Support and Grow” brand, the brands are expected to achieve annual sales growth of at least 3 percent and generate sales of at least $100 million by fiscal 2007. These brands will receive competitive levels of marketing spending along with above-average R&D and capital investment for growth initiatives. Some of the brands included in this classification are Aoste, Bimbo, Douwe Egberts, EarthGrains, Hanes, Playtex and Sanex.

The “Sustain” brands are expected to have a flat to modest growth rate, but generate acceptable rates of return without additional, incremental spending. Brands in this segment tend to be smaller and hold regional positions in markets around the world. The profitability of these brands provides the development funding for the “Strategic Investment” and “Support and Grow” initiatives.

The final classification is “Manage for Cash,” which includes brands with low prospects for growth and flat to declining sales. Sara Lee will commit little or no marketing spending to these brands and will strictly limit its investments of capital and R&D. These brands will generate cash flow that is equal to or greater than their operating profit and the cash flow will be used to support the company’s growth brands.

Model

($ in millions)	Sales by FY07	Sales Growth	Behavior
Strategic Investment	$500 +	10% +	Disproportionate level of resources

Support and Grow	$100 +	3% +	Competitive level of resources

Sustain	N/A	0 – 3%	Limited resources

Manage for Cash	N/A	Flat to declining	Highly limited resources

Consolidated Statements of Income	Sara Lee Corporation (NYSE)

(in millions, except per share amounts)	Quarters Ended			Years Ended
	July 3, 2004	June 28, 2003	Percent Change	July 3, 2004	June 28, 2003	Percent Change
Net sales	$5,138	$4,631	11.0%	$19,566	$18,291	7.0%

Cost of sales	3,191	2,822		12,017	11,052
Selling, general and administrative expenses	1,438	1,398		5,897	5,568
Charges for (income from) exit activities and business dispositions	37	2		48	(11)
Contingent sale proceeds	—	—		(119)	—
Interest expense	76	71		271	276
Interest income	(29)	(20)		(90)	(78)

	4,713	4,273		18,024	16,807

Income before income taxes	425	358	18.7	1,542	1,484	3.9
Income taxes	71	62		270	263

Net income	$354	$296	19.5	$1,272	$1,221	4.2

Net income per common share
Basic	$0.45	$0.38	18.4	$1.61	$1.55	3.9

Diluted	$0.44	$0.37	18.9	$1.59	$1.50	6.0

Average shares outstanding
Basic	793	778		788	781

Diluted	799	808		798	812

See accompanying Notes to Financial Statements.

Operating Results by Industry Segment	Sara Lee Corporation (NYSE)

(in millions)	Quarters Ended
	Sales		Percent Change	Operating Income		Percent Change
	July 3, 2004	June 28, 2003		July 3, 2004	June 28, 2003
Sara Lee Meats	$1,117	$976	14.4%	$102	$100	2.6%
Sara Lee Bakery	898	825	8.8	35	21	65.5
Beverage	843	700	20.5	131	103	26.3
Household Products	638	596	7.2	135	123	9.8
Branded Apparel	1,644	1,535	7.1	148	156	(4.5)

Total sales and operating segment income	5,140	4,632	11.0	551	503	9.7
Intersegment sales	(2)	(1)	(65.0)	—	—	—
Amortization of identifiable intangibles	—	—	—	(30)	(30)	0.4
General corporate expenses	—	—	—	(49)	(64)	23.0
Contingent sale proceeds	—	—	—	—	—	—

Total net sales and operating income	5,138	4,631	11.0	472	409	15.6
Net interest expense	—	—	—	(47)	(51)	6.3

Net sales and income before income taxes	$5,138	$4,631	11.0%	$425	$358	18.7%

	Years Ended
	Sales		Percent Change	Operating Income		Percent Change
	July 3, 2004	June 28, 2003		July 3, 2004	June 28, 2003
Sara Lee Meats	$4,171	$3,746	11.3%	$415	$375	10.7%
Sara Lee Bakery	3,415	3,276	4.2	156	98	59.2
Beverage	3,157	2,756	14.6	492	429	14.7
Household Products	2,381	2,118	12.4	414	369	12.0
Branded Apparel	6,449	6,399	0.8	549	763	(27.9)

Total sales and operating segment income	19,573	18,295	7.0	2,026	2,034	(0.4)
Intersegment sales	(7)	(4)	(55.3)	—	—	—
Amortization of identifiable intangibles	—	—	—	(108)	(104)	(4.3)
General corporate expenses	—	—	—	(314)	(248)	(26.8)
Contingent sale proceeds	—	—	—	119	—	—

Total net sales and operating income	19,566	18,291	7.0	1,723	1,682	2.4
Net interest expense	—	—	—	(181)	(198)	8.5

Net sales and income before income taxes	$19,566	$18,291	7.0%	$1,542	$1,484	3.9%

See accompanying Notes to Financial Statements.

Notes to Financial Statements

1.)	Exit and Business Disposition Activities

The reported results for fiscal 2004 and 2003 reflect amounts recognized for exit and disposal actions, including the impact of certain activities that were completed for amounts more favorable than previously estimated. The actions recognized in fiscal 2004 reduced diluted earnings per share by $.05 for the full year and $.03 in the fourth quarter. The actions recognized in fiscal 2003 reduced diluted earnings per share by $.01 in the fourth quarter and had no net impact on the full year results.

The pretax impact of exit and disposal activities recognized in fiscal 2004 was $54 million and consisted of $63 million of costs related to exit activities and $9 million of gains associated with the disposal of certain investments. The amounts recognized for exit activities consists of $70 million of severance associated with the planned termination of 6,222 individuals; $6 million of anticipated losses on assets held for sale; $6 million of accelerated depreciation and amortization related to the reduction of the useful life of assets, which are to be exited at a future date, and $19 million of income related to the disposal of assets and the settlement of lease obligations for amounts less than originally anticipated. The $9 million of gains from disposal activities primarily consists of a $13 million gain from the sale of an equity method ownership position in Johnsonville Foods offset, in part, by a loss on the disposal of the assets of an Italian hosiery operation. The exit activities in 2004 reduced net income by $40 million, while the disposal activities increased net income by $4 million. During the fourth quarter of 2004, exit activities reduced pretax income and net income by $37 million and $24 million, respectively.

During fiscal 2003, the corporation recognized $39 million of pretax costs associated with exit and disposal activities and $37 million of pretax income resulting from the completion of exit activities and business dispositions for amounts that were more favorable than originally anticipated. The $39 million charge consists of $15 million related to the termination of a number of employees; $13 million is related to actions to dispose of certain manufacturing and distribution assets; $6 million is for the abandonment of certain trademarks and $5 million is for the cost of exiting certain lease obligations. The net exit and disposal activities recognized in 2003 had no material impact on net income or diluted earnings per share.

2.)	Receipt of Contingent Sale Proceeds

The corporation sold its European cut tobacco business in 1999. Under the terms of that agreement, the corporation can receive an annual cash payment of 95 million euros if tobacco continues to be a legal product in the Netherlands, Germany and Belgium through 2010. The legal status of tobacco in each country accounts for a portion of the total contingency with the Netherlands accounting for 67%, Germany 22% and Belgium 11%. If tobacco ceases to be a legal product within any of these countries, the corporation forfeits the receipt of all future amounts related to that country.

In January 2004, the contingencies associated with the first payment passed and the corporation received a cash payment of 95 million euros. This was equivalent to $119 million based upon exchange rates on the date of receipt, and this amount was recognized in the corporation’s earnings in the third quarter of fiscal 2004. This transaction increased diluted EPS for fiscal 2004 by $.15 per share.

3.)	Subsequent Event

In July 2004, the contingencies associated with the second tobacco payment passed and the corporation received a cash payment of 95 million euros. This was equivalent to $117 million based upon exchange rates on the date of receipt, and this amount will be recognized in the corporation’s earnings in the first quarter of fiscal 2005.